Exhibit 2.3

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of December 31, 2003, is entered into by and between The Aerostructures Corporation, a Delaware corporation (“TAC”), and Contour Aerospace Corporation, a Delaware corporation and wholly-owned subsidiary of TAC (“Contour”).

RECITALS

WHEREAS, Vought Aircraft Industries, Inc., a Delaware corporation (“Vought”), owns all of the issued and outstanding shares of capital stock of TAC;

WHEREAS, after the consummation of the transactions contemplated by this Agreement, TAC will merge with and into Vought (the “Merger”);

WHEREAS, prior to the consummation of the Merger, TAC desires to, and Contour desires TAC to, contribute to the capital of Contour all right, title and interest of TAC in, to and under the assets owned or held under lease by TAC relating to the operations currently located at TAC’s Brea, California and Everett, Washington facilities (such operations and facilities collectively referred to herein as the “Business”), and Contour desires to assume certain obligations and liabilities relating to the Business.

AGREEMENTS

NOW THEREFORE, for and in consideration of the foregoing premises, and the mutual undertakings set forth below, the parties hereto agree as follows:

1.             Description of Assets.  Effective as of 12:01 a.m. eastern standard time on January 1, 2004 (the “Effective Time”), TAC hereby contributes to the capital of Contour all right, title and interest of TAC in, to and under the assets owned or held under lease by TAC relating to the Business, including all assets associated with the Business reflected in the balance sheet of the Contour Division as of November 30, 2003 (the “Balance Sheet”) prepared in the ordinary course consistent with past practice (the “Assets”), and Contour hereby acquires from TAC, all such right, title and interest of TAC in, to and under the Assets, including without limitation the following:

(a)           all of TAC’s accounts receivable relating to the Business (the “Receivables”), including without limitation the Receivables set forth on Schedule 1(a);

(b)           all of TAC’s inventories of raw materials, work in process, finished goods, supplies and other personal property held for sale, lease or consumption relating to the Business (the “Inventory”), including without limitation the Inventory described on Schedule 1(b);

(c)           all of TAC’s rights to prepaid license fees, option fees and other deposits and prepaid expenses and taxes relating to the Business (the “Prepaid Expenses”) including without limitation the Prepaid Expenses described on Schedule 1(c);

(d)           all of TAC’s furniture, furnishings, equipment, parts, machinery, transportation equipment, other vehicles, computer equipment, and other tangible personal property (other than Inventory, as defined above) relating to the Business (the “Equipment”), including without limitation the Equipment described on Schedule 1(d), and any additions or accessions thereto or substitutions therefor or proceeds thereof;

(e)           all agreements, contracts, leases (other than leases described in Section 1(h)), rental agreements, loan agreements, credit agreements, notes, guarantees, mortgages, deeds of trust, third-party licenses, options, rights to use or installment and conditional sale agreements, consensual obligations, promises or undertakings (whether written or oral and whether express or implied) relating to the Business (the “Contracts”), including without limitation Contracts relating to suppliers, sales representatives, distributors, purchase orders, marketing arrangements, manufacturing arrangements and options to acquire land, and including without limitation those described on Schedule 1(e), which Contracts shall be deemed assigned to Contour;

(f)            all rights of TAC in and to the trademarks, service marks, copyrights, patents and registrations thereof or applications therefor, and trade secrets, secret processes (whether or not patentable), customer lists, software, inventions (whether or not patentable), formulae and other intellectual property (collectively “IP”) used solely in the Business and set forth on Schedule 1(f);

(g)           all of TAC’s federal, state and local governmental permits, licenses, and approvals required solely for, or held solely with respect to, the conduct of the Business (the “Licenses”) including without limitation the Licenses described on Schedule 1(g);

(h)           all leasehold interests in parcels and tracts of land relating to the Business (the “Leases”) and all interests of TAC in any buildings, structures, fixtures and improvements thereon and all privileges, rights, easements and appurtenances related thereto in which TAC has an interest, including without limitation those Leases described on Schedule 1(h), which Leases shall be deemed assigned to Contour; and

(i)            all goodwill and other identified intangible assets as reflected on the Balance Sheet.

2.             Excluded Assets.  Notwithstanding anything in this Agreement to the contrary, the following assets and properties of TAC shall be excluded from and shall not constitute Assets:

(a)           all right, title and interest of TAC in, to and under any and all assets owned or held under lease by TAC relating to the operations currently located at any facility other than the Brea, California and Everett, Washington facilities;

(b)           the personal property listed on Schedule 2(b); and

(c)           any rights to the names “The Aerostructures Company” and “TAC,” and any other IP other than as set forth on Schedule 1(f).

3.             Assumed Liabilities.  Effective as of the Effective Time, Contour hereby assumes and agrees to pay, perform and discharge, as and when they become due, all obligations of TAC relating to or arising in connection with the Business and the operation or the ownership of the Assets, including all liabilities associated with the Business reflected in the Balance Sheet (the “Assumed Liabilities”), including without limitation:

(a)           all obligations of TAC with respect to accounts payable set forth on Schedule 3(a);

(b)           all obligations of TAC under the Contracts, Licenses and Leases, including without limitation all obligations for performance to be rendered on and after the date hereof; and

(c)           all financial liabilities of TAC arising in the ordinary course of business relating to the Assets, other than the Retained Liabilities, including any and all accrued payroll liabilities and accrued benefits liabilities as reflected on the Balance Sheet.

4.             Retained Liabilities.  Except for the Assumed Liabilities, Contour shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any liabilities of TAC of any kind, character or description whatsoever (the “Retained Liabilities”), including, without limitation, any and all liabilities of TAC relating to or arising in connection with assets owned or held under lease by TAC relating to the operations currently located at any facility other than the Brea, California and Everett, Washington facilities.

5.             Year-End Audit Adjustment.  The parties agree that they will cooperate with each other in the preparation of a year-end audit of TAC and a balance sheet of the Contour Division as of December 31, 2003 prepared in the ordinary course consistent with past practice (the “Audited Balance Sheet”).  The Audited Balance Sheet shall replace the Balance Sheet for the purpose of determining the Assets, Excluded Assets and Assumed Liabilities contributed, retained and/ or assumed pursuant to this Agreement.  The parties shall take all actions required to update the schedules attached hereto to reflect the updated Assets, Excluded Assets and Assumed Liabilities contributed, retained and/ or assumed pursuant to this Agreement.  Such updated schedules shall become part of this Agreement.

6.             Consents and Further Assurances.  In case at any time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to the Agreement shall take all such necessary action.  Without limiting the foregoing, such parties shall use their commercially reasonable efforts promptly to obtain any consents and approvals and to make all filings and applications necessary or desirable to carry out the purposes of this Agreement which have not been obtained or made as of the date hereof.

7.             Tax Treatment.  The transactions made pursuant to this Agreement are intended to be governed by Section 351(a) of the Internal Revenue Code of 1986, as amended.

8.             Amendments.  No change, amendment, qualification or cancellation hereof shall be effective unless in writing and executed by each of the parties hereto individually or by its duly authorized officers, as the case may be.

9.             Captions.  The captions are for convenience of reference only and shall not be construed as a part of this Agreement.

10.           Schedules.  All the Schedules to this Agreement are incorporated herein by reference and shall be deemed to be a part of this Agreement for all purposes.

11.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which shall constitute one and the same instrument.

12.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of law (other than Section 5-1401 of the New York General Obligations Law).

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE AEROSTRUCTURES CORPORATION

By:	/s/ C. Glasener Jr.
	Name:	Cletus Glasener
	Title:	Treasurer

CONTOUR AEROSPACE CORPORATION

By:	/s/ C. Glasener Jr.
	Name:	Cletus Glasener
	Title:	Treasurer